NXT Energy Exploration Technologies

Suite 750, 840 - 7th Avenue S.W.

Calgary, AB T2P 3G2

Canada

September 09, 2005

Momentum Resources Corporation

c/o Ansbacher (Bahamas) Ltd.

PO Box N-7768, Bank Lane

Nassau, Bahamas

Attention:

Managing Director

Dear Sir/Madame:

Re:      Notice of Termination Restated Technology Agreement

As you are aware, on August 1, 1996, Pinnacle Oil, Inc. Pinnacle Oil, Inc., Pinnacle Oil International, Inc., Momentum Resources Corporation, George Liszicasz and R. Dirk Stinson entered into an agreement more particularly known as a Restated Technology Agreement.

Pursuant to Article 9(a) of that agreement, the initial term of the agreement was to expire on December 31, 2005.  Pursuant to Article 9(b) the agreement was to automatically renew for additional terms, each of one year, upon the expiration of the initial term, unless written notice of termination was delivered to Momentum Corporation, no later than sixty days prior to the expiration of such year.

NXT Energy Exploration Technologies Inc. as successor to the interest of Pinnacle Oil International, Inc., has determined that it does not wish to renew this agreement.  Accordingly, please accept this letter as formal notice pursuant to Article 9(b) of the agreement that Energy Exploration Technologies, as the successor in interest to Pinnacle International, hereby elects not to renew the agreement.

In the event that you have any questions with respect to the foregoing, please contact the undersigned.

Yours truly,

NXT Energy Exploration Technologies

Per:      /s/ Doug Rowe________

         Douglas Rowe, Director

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